(Exhibit 99.1)
                                                                  --------------


Contact:  Clement B. Knapp, Jr.                            FOR IMMEDIATE RELEASE
          President
          (219) 836-5870

October 29, 2003

                  AMB FINANCIAL ANNOUNCES THIRD QUARTER RESULTS
                          AND PAYMENT OF CASH DIVIDEND

Munster, Indiana- AMB Financial Corp. (NASDAQ: Small Cap Market: AMFC) (the "Company") the parent holding company for American Savings, FSB (the "Bank") announced today that earnings per share for the third quarter ended September 30, 2003 totaled $.28 per diluted share, up slightly from the $.27 per diluted share reported for the quarter ended September 30, 2002. The increased earnings per share compared to last year resulted primarily from increased fee income and unrealized gain on trading account securities, offset by higher non-interest expense. Net income for the current quarter totaled $285,000 compared to $276,000 reported in the year earlier period. Return on average equity and return on average assets were 9.43% and .77% respectively, in the current quarter compared to 9.30% and .77% in last year's comparable period.

AMB Financial Corp. also announced that it will pay a regular cash dividend of $.05 per share for the quarter ended September 30, 2003. The dividend will be payable on November 21, 2003 to shareholders of record on November 7, 2003.

In conjunction with the Company's adoption of SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity" on July 1, 2003, the Company has classified its "Guaranteed Preferred Beneficial Interest in Subordinated Debentures" as long-term debt and the corresponding expense as interest on borrowings. As a result, interest expense, net interest income, net interest rate spread, net interest margin and other expense for prior quarters have been slightly affected by this reclassification. Amounts and ratios for all periods presented have been properly restated.

RESULTS FOR THE QUARTER ENDED SEPTEMBER 30, 2003

Net interest income for the current quarter totaled $1.10 million compared to $1.08 million for last year's third quarter, an increase of 1.7%. The net interest margin was 3.25% in the current quarter, seven basis points higher than the 3.18% reported for the quarter ended June 30, 2003, and comparable with last year's third quarter net interest margin of 3.25%. The slight expansion in the margin during the past three months was principally due to a drop in average funding costs, which exceeded the decline in the Company's average yield on interest-earning assets.

The average yield on interest-earning assets fell to 6.07% for the quarter ended September 30, 2003 compared to 6.20% for the quarter ended June 30, 2003 and 6.67% in last year's third quarter. The low mortgage interest rate environment between the periods continued to stimulate loan refinance activity, with the yield on the Company's loans receivable declining to 6.65%, compared to 6.75% three months ago and 7.19% in the year ago period. The average cost of interest-bearing liabilities declined to 2.80% in the current quarter, compared to 2.97% for the quarter ended June 30, 2003 and 3.44% in last year's third quarter. The lower funding costs were largely the result of continued lower deposit liability costs. The cost of deposits declined to 2.27% for the quarter compared to 2.44% for the quarter ended June 30, 2003 and 2.93% for the comparable quarter in 2002. The cost of deposits declined as a result of both an increase in the amount of lower-cost core deposits as a percentage of total deposits, as well as a continuing downward repricing of certificate of deposit accounts.

Non-interest income increased to $398,000 in the current quarter, compared to $328,000 reported in last year's third quarter. The increase in non-interest income is primarily due to a $50,000 increase in unrealized gains on the Company's trading account securities, a $26,000 increase in deposit related fees, primarily ATM surcharge fees and an increase of $18,000 in loan related fees. Offsetting these increases in non-interest income was a $6,000 decline in service fee income related to the Company's purchase and managing of accounts receivable as well as a decrease of $4,000 in rental income at the Dyer office location and $8,000 in other miscellaneous income. In addition, the Company also reported a loss of $22,000 in the current quarter compared to a loss of $18,000 in the prior year's quarter, related to an investment in a low-income housing joint venture. As a result of this investment, the Company recorded an offsetting $35,000 in federal income tax credits during both periods which resulted in the reduction of the Company's effective income tax rate.

Non-interest expense totaled $1.03 million in the current quarter compared to $968,000 reported for the quarter ended September 30, 2002. The increase resulted primarily from increased staffing costs during the quarter of $25,000 due to increased compensation, and increased occupancy and equipment costs of $16,000 due to increases in taxes and depreciation. In addition, data processing costs increased by $14,000 due to increased transaction activity while advertising increased by $8,000 in an attempt to promote the Bank's products and services.

Income tax expense totaled $116,000 in the current quarter, an effective tax rate of 28.9%, compared to $109,000 or an effective tax rate of 28.4% for the quarter ended September 30, 2002. Both periods were positively impacted by the recognition of approximately $35,000 in low-income housing tax credits.

Non-performing assets remained relatively constant during the past three months, totaling $1.44 million or .97% of total assets at September 30, 2003 compared to $1.46 million or .95% of total assets at June 30, 2003. At September 30, 2002, non-performing assets totaled $992,000, or .68% of total assets. Included in non-performing assets at September 30, 2003, is a $475,000 non-residential participation loan that remains in the process of foreclosure. Based upon the best available information to date, management has authorized the establishment of a specific reserve against this loan in the amount of $258,000. There is no assurance, however, that future losses on this loan may not occur.

The company recorded a provision for loan losses of $61,000 during the quarter as compared to $56,000 during the prior year's quarter. During the current quarter, the Bank recorded $7,000 of net charge-offs compared to $10,000 in net charge-offs recorded in the quarter ended September 30, 2002. The Bank's general allowance for loan losses was $742,000 at September 30, 2003, which is equal to 71.9% of net non-performing loans and .63% of net loans receivable.

RESULTS FOR THE NINE MONTHS ENDED SEPTEMBER 30,2003

Diluted earnings per share increased by 23.0% in the current nine-month period compared to last year totaling $.91 versus $.74 in the year ago period. For the nine months ended September 30, 2003, net income totaled $911,000 compared to $766,000 in the prior year's period. Return on average equity for the nine months ended September 30, 2003 was 10.22% compared to 8.58% for the nine months ended September 30, 2002.

Net interest income totaled $3.25 million for the first nine months of 2003, compared to $3.08 million reported for the nine months of 2002. The net interest margin increased to 3.21% in the current nine month period compared to 3.12% a year ago, while average interest earning assets increased as well to $135.1 million from $132.0 million last year.

Non-interest income increased by $242,000 primarily due to increased fees and service charges of $185,000 and increased gains on trading account activity of $111,000 offset by reduced rental income from the Dyer office location of $94,000. Effective October 1, 2003, the Company is leasing, to a third party, a portion of the Dyer office location at an initial annual base rent of $32,000. Non-interest expense increased by $288,000, due primarily to increases in compensation and benefits of $126,000, occupancy and equipment expenses of $42,000, data processing of $49,000 and professional fees of $32,000. Loan loss provisions totaled $171,000 in the current period as compared to $331,000 in the year ago period. The increased provision in the prior year includes $180,000 related to medical lease loans, which were subsequently charged-off in the second quarter of 2002.

BALANCE SHEET AND CAPITAL

Total assets of the Company declined by $5.7million to $148.5 million at September 30, 2003 from $154.2 million reported at June 30, 2003. The decline in total assets over the most recent three month period primarily relates to the Company utilizing excess liquidity to repay $4.0 million FHLB advance as well as to fund a reduction in deposit account balances of $1.9 million. Loan balances, which totaled $117.4 million at September 30, 2003, were $2.0 million higher than the $115.4 million balance three months ago. Loan balance increases were also funded by existing liquidity. Cash and cash equivalent balances declined by $6.0 million during the three month period. Deposit balances, as mentioned above, declined by $1.9 million to $111.4 million at September 30, 2003 while total borrowings, including the Company's subordinated debentures, declined by the aforementioned $4.0 million to $20.2 million.

As of September 30, 2003, stockholders' equity in AMB Financial Corp. totaled $12.2 million. The number of common shares outstanding at September 30, 2003 was 949,379 and the book value per common share outstanding was $12.83. This book value represents an $.83 increase from the $12.00 book value reported at December 31, 2002. The Bank's tangible, core and risk-based capital percentages of 8.40%, 8.40% and 15.01%, respectively, at September 30, 2003 exceeded all regulatory requirements by a significant margin.

This news release contains various forward-looking statements consisting of estimates with respect to the financial condition, results of operations and business of the Company and the Bank. These estimates are subject to various factors that could cause actual results to differ materially from those estimates. These factors include, but are not limited to, (i) the effect that movements in interest rates could have on net interest income and loan originations and repayments, (ii) changes in customer preference for our products and services, (iii) changes in national and local economic and market conditions, including prevailing real estate values, (iv) higher than anticipated operating expenses, (v) a lower level of or higher cost for deposits or a higher cost for borrowings than anticipated, (vi) changes in accounting principles, policies or guidelines, (vii) increased competition and (viii) legislation or regulations adversely affecting the Bank or the Company.

American Savings, FSB is a federally chartered stock savings bank. The Bank is a community oriented institution offering a variety of traditional deposit and loan products. It operates three full service offices located in Dyer, Hammond, and Munster, Indiana.

(Two pages of selected financial information are included with this release.)

                               AMB FINANCIAL CORP.
                        SELECTED FINANCIAL CONDITION DATA
                                 (IN THOUSANDS)

                                                                Sept. 30          Dec. 31
                                                                  2003              2002
                                                               (Unaudited)
Total assets                                                     148,499           149,672
Loans receivable, net                                            117,363           114,318
Mortgage-backed securities                                         3,445             2,643
Investment securities and interest bearing deposits               11,693            16,458
Deposits                                                         111,376           109,331
Borrowed money                                                    15,187            20,297
Guaranteed preferred beneficial interest
 in the Company's subordinated debentures                          5,000             5,000
Stockholders' equity                                              12,185            11,846

                            SELECTED OPERATIONS DATA
                                 (IN THOUSANDS)
                                   (UNAUDITED)

                                                                Three Months Ended                Nine Months Ended
                                                                   September 30                      September 30
                                                            -------------------------         -------------------------
                                                              2003             2002             2003             2002
                                                            --------         --------         --------         --------
Total interest income                                       $  2,055            2,221            6,292            6,669
Total interest expense                                           956            1,140            3,042            3,585
                                                            --------         --------         --------         --------
 Net interest income                                           1,099            1,081            3,250            3,084
Provision for loan losses                                         61               56              171              331
                                                            --------         --------         --------         --------
 Net interest income after provision for
 loan losses                                                   1,038            1,025            3,079            2,753
                                                            --------         --------         --------         --------
Non-interest income:
 Fees and service charges                                        311              273              914              729
 Rental Income                                                    16               21               56              150
 Gains on trading securities                                      45               (5)             133               22
 Gains on available for sale securities                         --               --                 10               10
 Loss from investment in joint venture                           (22)             (18)             (63)             (66)
 Gain (loss) on sale of real estate owned                       --               --                 16              (28)
 Increase in cash surrrender value of life insurance              39               40              119              121
 Other operating income                                            9               17               31               36
                                                            --------         --------         --------         --------
 Total non-interest income:                                      398              328             1216              974
                                                            --------         --------         --------         --------
Non-interest expense:
 Staffing cost                                                   494              469            1,438            1,312
 Occupancy and equipment costs                                   115               99              359              317
 Data processing                                                 147              133              413              364
 Professional fees                                                60               61              188              156
 Other                                                           219              206              578              539
                                                            --------         --------         --------         --------
  Total non-interest expense                                   1,035              968            2,976            2,688
                                                            --------         --------         --------         --------
Net income before income taxes                                   401              385            1,319            1,039
                                                            --------         --------         --------         --------
Provision for federal & state income taxes                       116              109              408              273
                                                            --------         --------         --------         --------
Net income                                                  $    285              276              911              766
                                                            ========         ========         ========         ========
Earnings per share
  Basic                                                     $   0.31         $   0.28         $   1.01         $   0.77
  Diluted                                                   $   0.28         $   0.27         $   0.91         $   0.74

                               AMB FINANCIAL CORP.
                    SELECTED FINANCIAL RATIOS AND OTHER DATA
                                   (UNAUDITED)

                                                                    Three Months Ended                     Nine Months Ended
                                                                       September 30                           September 30
                                                              -----------------------------           -----------------------------
                                                                 2003                2002                2003                2002
                                                              ---------           ---------           ---------           ---------
PERFORMANCE RATIOS:
-------------------
Return on average assets                                           0.77%               0.77%               0.83%               0.72%
Return on average equity                                           9.43                9.30               10.22                8.58
Interest rate spread information:
 Average during period                                             3.27                3.23                3.24                3.08
 End of period                                                     3.33                3.24                3.33                3.24
Net interest margin                                                3.25                3.25                3.21                3.12
Efficiency ratio                                                  69.11               68.66               66.79               66.25
Ratio of operating expense to average total assets                 2.81                2.71                2.69                2.52
Ratio of average interest earning assets to average
interest-bearing liabilities:                                      .99x               1.02x                .99x               1.02x
Weighted average common shares outstanding:
  Basic                                                         907,543             980,202             906,003             995,965
  Diluted                                                     1,009,744           1,035,836           1,005,710           1,040,171


                                                                  At                  At
                                                             September 30          Dec. 31
                                                                 2003                2002
                                                              ---------           ---------
                                                             (Unaudited)
QUALITY RATIOS:
---------------
Non-performing assets to total assets at end of
period                                                             0.97%               0.79%
Allowance for loan losses to non-performing
loans                                                             77.50               78.24
Allowance for loan losses to loans receivable, net                 0.85                0.73


CAPITAL RATIOS:
---------------
Equity to total assets at end of period                            8.21                7.91
Average equity to average assets                                   8.06                8.33


OTHER DATA:
-----------
Number of full service offices                                        3                   3

                            CERTIFICATION PURSUANT TO
                             18 U.S.C. SECTION 1350,
                             AS ADOPTED PURSUANT TO
                  SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002


            In connection with the quarterly report of AMB Financial Corporation (the "Company") on Form 8-K for the period ending September 30, 2003 as filed with the Securities and Exchange Commission on the date hereof (the Report), I Clement B. Knapp, President and Chief Executive Officer of the Company, certify, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that:

            (1) The report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

            (2) The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.



Date:   October 29, 2003                  /s/ Clement B. Knapp
                                          --------------------------------------
                                          Clement B. Knapp
                                          President and Chief Executive Officer



                            CERTIFICATION PURSUANT TO
                             18 U.S.C. SECTION 1350,
                             AS ADOPTED PURSUANT TO
                  SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002



            In connection with the quarterly report of AMB Financial Corporation (the Company) on Form 8-K for the period ending September 30, 2003 as filed with the Securities and Exchange Commission on the date hereof (the Report), I Daniel
T. Poludniak, Vice President, Treasurer and Chief Financial Officer of the Company, certify, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to
Section 906 of the Sarbanes-Oxley Act of 2002, that:

            (1) The report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

            (2) The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.



Date:  October 29, 2003                   /s/ Daniel T. Poludniak
                                          --------------------------------------
                                          Daniel T. Poludniak
                                          Vice President, Treasurer and Chief
                                          Financial Officer